                                   EXHIBIT 11
                        COMPUTATION OF PER SHARE EARNINGS


                                                     Three Months Ended March 31,
                                                          2002             2001
                                                          ----             ----
                                                   (in thousand, except per share data)
BASIC

Net Income                                                $425              $399
/ Weighted Average Shares                                2,615             2,608
                                                        ------            ------

Basic Earnings Per Share                                 $0.16             $0.15
                                                        ======            ======


DILUTED

Net Income                                                $425              $399
/ Weighted Average Shares                                2,633             2,609
                                                        ------            ------

Diluted Earnings Per Share                               $0.16             $0.15
                                                        ======            ======